EXHIBIT 99(a)(1)(x)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Shares and OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€7 Per Share,
the U.S. Dollar Equivalent of €7 Per American Depositary Share
(each American Depositary Share representing one Share) and
€31.30 plus Unpaid Accrued Interest Per OCEANE
by
Gemalto S.A.
a subsidiary of
Gemalto N.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON MONDAY, DECEMBER 15, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

October 28, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Gemalto S.A., a company organized under the laws of France (“Purchaser”), a subsidiary of Gemalto N.V., a company organized under the laws of The Netherlands, to act as Information Agent in the United States in connection with Purchaser’s offer to purchase all of the bonds issued by Wavecom S.A. that are convertible or exchangeable into new or existing shares of Wavecom (“OCEANEs”) held by U.S. holders at €31.30 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, as well as to purchase the following securities: all outstanding shares, nominal value €1.00 (“Shares”), of Wavecom held by U.S. holders, and all American Depositary Shares (“ADSs”) of Wavecom wherever held, in each case upon the terms and subject to the conditions set forth in the U.S. offer to purchase, dated October 28, 2008 (the “U.S. Offer to Purchase”), and in the related ADS Letter of Transmittal and Forms of Acceptance (which, together with the U.S. Offer to Purchase, each as amended or supplemented from time to time, constitute the “U.S. Offer”).

The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the “Offers”). In France, Purchaser is seeking to acquire all outstanding Shares and OCEANEs owned by non-U.S. holders at the same prices offered in the U.S. Offer. Please furnish copies of the enclosed materials to those of your clients for whose account you hold OCEANEs in your name or in the name of your nominee.

Enclosed herewith are the following documents:

1. The U.S. Offer to Purchase, dated October 28, 2008;

2. A printed form of a letter that may be sent to your clients for whose account you hold OCEANEs in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The OCEANE Form of Acceptance to be used by holders of OCEANEs in accepting the U.S. Offer and tendering OCEANEs;

4. The Share Form of Acceptance and ADS Letter of Transmittal (which constitute part of the U.S. Offer and are being provided for information purposes only);

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

7. The return envelope addressed to Computershare (as Receiving Agent).

Shares and ADSs cannot be tendered by means of the enclosed OCEANE Form of Acceptance (which is exclusively for use in respect of OCEANEs). If your clients hold Shares or ADSs you should use the enclosed Share Form of Acceptance or ADS Letter of Transmittal for tendering such securities into the U.S. Offer by following the instructions set forth on such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (212) 440-9800.

We urge you to contact your clients as promptly as possible.

Please note the following:

1. The U.S. Offer is being made for all of Wavecom’s outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs and OCEANEs validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term “Expiration Date” means 12:00 noon, New York City time, on Monday, December 15, 2008, or if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

2. The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares and OCEANEs. See Section 1 of the U.S. Offer to Purchase.

3. The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers, and not withdrawn prior to the expiration date of the Offers, that number of Shares (including Shares represented by ADSs) that represent at least 50.01% of the share capital of Wavecom as of the Expiration Date, on a combined basis. The U.S. Offer is also subject to the condition that the offer in France shall not have been withdrawn or terminated in accordance with its terms and French law.

4. The price to be paid in the U.S. Offer for OCEANEs is €31.30 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

5. Tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of OCEANEs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the OCEANE Form of Acceptance.

Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for OCEANEs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such OCEANEs, (b) an OCEANE Form of Acceptance (or facsimile thereof), properly completed and duly executed, and (c) any other documents required by the OCEANE Form of Acceptance. Under no circumstances will interest be paid by Purchaser on the purchase price of the OCEANEs, regardless of any extension of the U.S. Offer or any delay in making such payment (other than the Unpaid Accrued Interest included in the offer price for the OCEANEs).

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Receiving Agent as described in the U.S. Offer to Purchase) in connection with the solicitation of tenders of OCEANEs pursuant to the U.S. Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on Monday, December 15, 2008, unless the U.S. Offer is extended.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the U.S. Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
U.S. Toll Free Number for holders of Securities in the United States: (866) 257-5271
U.S. Number for banks and brokers: (212) 440-9800

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, GEMALTO, WAVECOM, THE INFORMATION AGENT, THE RECEIVING AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE U.S. OFFER TO PURCHASE OR THE OCEANE FORM OF ACCEPTANCE.